                                                                   Exhibit 10.49

                          LICENSE AND SUPPLY AGREEMENT

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request of confidential treatment.

         This License and Supply Agreement (this "Agreement") is made as of May 26, 2000 (the "Effective Date") by and between SENETEK PLC, a British public limited company ("Senetek"), with an office at 620 Airpark Road, Napa, California 94588, and BUTH-NA-BODHAIGE, INC., a Delaware corporation, doing business as The Body Shop ("The Body Shop"), with the Marketing and Product Development office at 1440 Chapin Avenue, Suite 200, Burlingame, California 94010 and the Operations and Warehouse facility at 5036 One World Way, P.O. Box 1409 Wake Forest, NC 27587.

                                    RECITALS:
                                    --------
         A. The Body Shop wishes to purchase from Senetek, and to acquire a license to market, distribute and sell the products using Kinetin described in Exhibit A (the "Products") pursuant to the terms and conditions set forth in this Agreement.

         B. Senetek is willing to sell to The Body Shop, and to grant a license to The Body Shop to market, distribute and sell the Products pursuant to the terms and conditions set forth in this Agreement.

         Accordingly, in consideration of the premises and the mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------
         1.1 As used in this Agreement, the following capitalized terms shall have the following respective meanings:

         "Affiliate" means (a) any company owned or controlled to the extent of at least fifty percent (50%) of its issued and voting capital securities by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power (or otherwise having power to control its general activities) by a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

         "Body Shop Catalog" means catalogs published by The Body Shop under The Body Shop Brand offering only products generally available at retail outlets operated by the Body Shop under the name The Body Shop.

         "Body Shop Website" means a web site operated by The Body Shop under The Body Shop Brand with the top level uniform resource locator of [www.TheBodyShop.com] offering only products generally available at retail outlets operated by the Body Shop under the name The Body Shop.

         "Contract Year" means a period from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Contract Year shall commence on January 1, 2001, the Effective Date and continue until December 31, 2001.

         "Dollar", "Dollars" or "$" means the legal currency of the United States of America.

         1.1 "Improvement" means any information, discovery, creation, derivative work, invention, or trade secret, whether or not patented or patentable or copyrighted or copyrightable, that relates to or is based upon the Intellectual Property and is developed or otherwise acquired by either party, their Affiliates or any of their respective employees, officers or agents.

         "Indemnifiable Damages" means with respect to any claim for indemnification, the aggregate amount of all losses, claims, damages, liabilities, costs, expenses or deficiencies to which either party or any other person or entity is entitled to indemnification hereunder.

          "Intellectual Property" means (i) patents and patent applications,
(ii) trademarks, trade names, service marks and registrations and applications for registrations thereof (including, but not limited to, "kinetin" and analogs thereof), (iii) copyrights and copyright registrations, (iv) trade secrets and secret processes, and (v) other Know How, in each case relating to the Products (or any Product) and in the United States of America and each Territory.

         1.2 "Know-How" means such know-how, special knowledge, data, studies, technical or other information, whether or not patented or patentable, owned or controlled by Senetek or its Affiliates at any time prior to or during the Term specifically related to the development, manufacture or use of the Product.

         "Mass Market" means the cosmetic market channel generally known in the industry as the mass market channel to include Drug Store, Discount and Food Stores.

         "Prestige Market" means the cosmetic market channel created by high-end department store cosmetic counters and by perfumeries, and generally known in the industry as the prestige market channel.

         "The Body Shop Confidential Information" means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, business and operations of The Body Shop including the manufacture, use, or sale of the Products disclosed by The Body Shop to Senetek.

          "Senetek Confidential Information" means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, business and operations of Senetek including the manufacture, use, or sale of the Products disclosed by Senetek to The Body Shop.

         "Senetek Gross Margin" means, with respect to a Unit, the gross margin calculated in accordance with past practice by Senetek's independent auditors.

         "Term" means the period commencing on the Effective Date and concluding (unless earlier terminated pursuant to the terms herein) on the tenth anniversary of the Effective Date.

         "Territory" means North America.

         "The Body Shop Brand" means the term "The Body Shop."

         "The Body Shop Competitors" means Bath & Body Works, Garden Botanika, Origins, Aveda and The Limited Group of companies.

         "The Body Shop Gross Margin" means, with respect to a Unit, a ratio the numerator of which equals the initial selling price for such Unit less the amount paid to Senetek for such Unit and the denominator of which is the initial selling price for such Unit.

         "Unit" means an individual packaged unit of Product, but shall not include any individual packaged Unit with a sale price of less than "*Filed Separately with the Commission*".

                                   ARTICLE II
                                   ----------
                           PURCHASE, SALE AND LICENSE
                           --------------------------

         2.1 During the Term, Senetek agrees to supply and deliver to The Body Shop, and The Body Shop agrees to purchase from Senetek, Products in such quantities as The Body Shop requests. All orders for Products shall be made pursuant to written purchase orders delivered to Senetek in accordance with
Article IV.

         2.2 Senetek hereby grants to The Body Shop a license to market and sell the Products to individual consumers under The Body Shop Brand (i) in stores operated with the name "The Body Shop" by The Body Shop in the Territories, (ii) through the Body Shop Catalog for delivery in the Territory, (iii) on the Body Shop Website for delivery in the Territory. All other rights are reserved to Senetek and (iv) non-physician operated spa outlets excluding salons.

         2.3 Senetek agrees that, for so long during the Term as The Body Shop orders at least "*Filed Separately with the Commission*". Units during each Contract Year, it will not sell the Products to Body Shop Competitors (the "Exclusivity Commitment"). Units for which The Body Shop does not make payment within the time permitted by this Agreement will not count towards the minimum order requirement. If The Body Shop fails to meet the minimum order requirement in any Contract Year, (i) the Exclusivity Commitment shall terminate for the balance of the Term and (ii) Senetek may terminate this Agreement at any time upon not less than 180 days written notice to The Body Shop. It is expressively understood that there is no exclusivity granted for the spa market.

         2.4 During the Term, for so long as the Exclusivity Commitment is in effect, The Body Shop shall have a right of first offer to obtain a license to market and sell all advanced and improved Kinetin cosmeceutical products and formulations of a concentration of "*Filed Separately with the Commission*" or less developed in the future by Senetek, including, without limitation, cosmeceutical products to be developed by Senetek in collaboration with the

University of Aarhus. The Body Shop shall have thirty (30) days from written notice given by Senetek that any such new product is or may become available for distribution and sale to deliver an offer to Senetek setting forth an offer to purchase, market, and sell such new product. During the thirty (30) day period after such offer, Senetek and The Body Shop shall negotiate in good faith to reach a formal agreement. If Senetek elects, in its sole discretion, not to accept The Body Shop's offer, or if The Body Shop does not make an offer within the aforementioned thirty (30) day period, Senetek shall be free to (a) grant such rights for such new product to other parties, or (b) exercise such rights itself. If Senetek elects to accept The Body Shop's offer, the Exclusivity Commitment shall extend to the new products and formulations for which Senetek has made such offer, it being expressly understood that nothing shall restrict Senetek from increasing minimum purchase requirements as a condition of accepting any offer.

         2.5 It is expressly understood that this Agreement grants no rights to The Body Shop for the marketing or sale of the Products or under any patents related thereto except those express rights set forth in Sections 2.1 through
2.4. Without limiting the foregoing, it is understood and agreed that The Body Shop has no right pursuant to this Agreement to, and shall not, (i) sell the Products outside the Territory or within the Territory other than at The Body Shop stores operated by The Body Shop, (ii) sell Products under any brand or with labeling other than the The Body Shop Brand, (iii) manufacture or have made other than by Senetek or its designee any Products or (iv) have any right with respect to Improvements except as set forth in Section 2.4. Upon any termination of this Agreement, The Body Shop shall have no right of any kind with respect to the Products, Patents, Improvements or Marks other than the right to complete the sale within six months of such termination of Products then lawfully in its possession.

         2.6 The parties will negotiate in good faith for a period of 30 days beginning on the Effective Date to extend the Territory to include those countries outside North America where The Body Shop now operates retail stores under the name The Body Shop and to increase the minimum purchase commitment to reflect such expansion of the Territory. If the parties are unable to reach an agreement with respect to such additional territory within such 30 day period, Senetek shall have no further obligation to The Body Shop with respect to such additional territory.

                                   ARTICLE III
                                   -----------
                            TERMS OF LICENSE AND SALE
                            -------------------------

         3.1      "*Filed Separately with the Commission*".

         3.2 The Body Shop will pay 50% of the amount due with respect to its first order upon placement of the order and the balance due (including shipping costs) with respect to such order within 30 days after delivery of the Products fulfilling the first order. The Body Shop will pay the full amount due (including shipping costs) with respect to any other order within 30 days of delivery of the Products fulfilling such order. Late payments shall be subject to a monthly processing fee of "*Filed Separately with the Commission*" of the amount overdue or, if such amount is not permitted by law, the maximum amount permitted by law.

3.3 The Body Shop shall pay shipping costs from Senetek's place of manufacture. Senetek will use the shipper specified by The Body Shop and will address the Products for delivery to the location specified by The Body Shop in the order; provided, however, that the Body Shop may not specify a delivery point outside the Territory. If The Body Shop does not specify a shipper, Senetek may ship freight collect using a shipper of its choice to the location last specified by The Body Shop or if no location has been previously specified, to The Body Shop's Wake Forest warehouse located at 5036 One World Way, P.O. Box 1409 Wake Forest, NC 27587.

         In all cases, risk of loss and damage shall shift to The Body Shop upon delivery of the Product to the shipper.

         3.4 Each party shall keep books and records sufficient to permit each party to verify the other's Gross Margin. Such books and records shall be preserved for a period not less than two (2) years after they are created during and after the Term of this Agreement.

         3.5 Each party shall take commercially reasonable steps necessary to verify the accuracy of the other party's accounting for its Gross Margin based on The Body Shop's Retail Selling price for each product at that time of sale. Each party shall conduct no more than one (1) review during any Contract Year.

                                   ARTICLE IV
                                   ----------
                          FORECASTS, SHIPMENTS, ORDERS
                          ----------------------------

         4.1 Within the first ten business days of the third month of the Term and every third month thereafter, The Body Shop shall provide Senetek with an updated forecast (with volumes and delivery dates specified for each Product) of The Body Shop's Product purchases during the next following twelve (12) month period (but not extending beyond the Term). The Body Shop shall provide its initial forecast for the first Contract Year contemporaneously with its execution of this Agreement. Products may be ordered by The Body Shop in such quantities as The Body Shop may from time notify Senetek pursuant to a purchase order in the form attached as Exhibit B (a "Purchase Order"). Senetek shall use commercially reasonable efforts to deliver Products within 90 days after the date of the Purchase Order for such Products (or on such later date as the Purchase Order may specify).

         4.2 Senetek shall not be obligated to deliver Products in lot sizes smaller than as specified in Exhibit A (To be determined based on product packaging and shippers).

         4.3 The Products shall be packaged and labeled as set forth in Exhibit C (packaging, copy and layouts are to be determined, and will be forwarded when approved by The Body Shop). All packaging shall state that Kinetin is patented, that it is proprietary technology of Senetek, and that the Kinetin logo mark is a registered trademark of Senetek. The Body Shop grants to Senetek a license to utilize the trademarks, service marks and other intellectual property necessary to package and label the Products as specified in Exhibit C (the "Packaging License"). The Packaging License shall expire upon the termination of this Agreement.

         4.4 Senetek will engage "*Filed Separately with the Commission*" for finish manufacturing of the Products sold to The Body Shop. Senetek may engage other parties for finish manufacturing of such Products only with the consent of The Body shop, which consent will not be unreasonably withheld or delayed.

                                    ARTICLE V
                                    ---------
                         MARKETING; REGULATORY APPROVALS
                         -------------------------------

         5.1 The Body Shop shall undertake commercially reasonable steps to market and promote the Products in its stores and in advertising of The Body Shop's products.

         5.2 Except as provided below in this Section 5.2, The Body Shop shall be solely responsible for and shall take commercially reasonable actions to register the Products for sale in, and obtain all other governmental approvals necessary to sell the Products from the government of, each Territory. Senetek shall provide commercially reasonable assistance to The Body Shop in connection with, and shall promptly provide The Body Shop with all necessary information within its possession for, the full and legal registration of Products in each Territory.

         5.3 Promptly after the execution of this Agreement, the parties will issue a joint press release concerning the Products, which press release will be drafted by Senetek subject to the review and approval of The Body Shop. Senetek shall submit to The Body Shop for review and approval, prior to release, all communications containing any information relating to The Body Shop. The Body Shop shall submit for review and approval, prior to release, all public communications containing any information relating to Senetek, its Affiliates or the Products. Notwithstanding the foregoing, each party agrees that the other may make such public statements as are required by applicable securities laws or the rules of any exchange on which securities of such party or its Affiliates are listed. The Body Shop will submit all promotion materials including packaging for the Products to Senetek for approval prior to use, which approval will not be unreasonably delayed or denied. All such promotional materials will incorporate information concerning the antioxidant properties of Kinetin. No such promotional materials, including packaging, will make unsubstantiated claims concerning the effectiveness of Kinetin or claims based upon concentration levels.

                                   ARTICLE VI
                                   ----------
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                    -----------------------------------------

         6.1 Each of the parties hereto represents and warrants to the other that: (i) it is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of organization; (ii) it has all requisite legal and corporate power and authority to enter into and perform its obligations under this Agreement; (iii) it has duly authorized the entry into and performance of its obligations under this Agreement by all requisite corporate actions; (iv) when executed by the corporate officers whose names appear on the signature page hereof, this Agreement shall be a legal, valid and binding obligation of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity; (iv) its execution and delivery and performance of its obligations under this Agreement do not breach, violate, conflict with or contravene in any material respect (A) its organizational documents, (B) any laws, rules, regulations, orders, judgments or decrees applicable to or binding upon such party or its property, or (C) any other agreement, instrument, mortgage, indenture, contract, license or other document to which it is a party or by which it is bound; (v) it has obtained all governmental and third party consents and made all filings and notices required in connection with its execution, delivery and performance of this Agreement, and all such consents, filings and notices remain in full force and effect; and (vi) it will comply in all material respects with all applicable laws, rules and regulations in the conduct of its responsibilities and activities under this Agreement.

         6.2 Senetek represents, warrants and covenants to The Body Shop that:
(a) all Products will conform in all material respects to the specifications set forth in Exhibit D - The Body Shop Supplier Guideline Document; (b) Senetek and to the knowledge of Senetek the manufacturer(s) of all Products have and will comply in all material respects with good manufacturing practices and all laws, regulations, rules and orders covering the production, sale and delivery of Products the failure to comply with which would cause a material liability to accrue to The Body Shop; and (c) Senetek or its Affiliates has, and throughout the Term at all times shall maintain at Senetek's sole expense, such right, title and interest in all Intellectual Property (other than the Packaging License and other Intellectual Property owned by The Body Shop) necessary to grant the rights granted to The Body Shop in this Agreement in the Territory; there are no interference, opposition or cancellation proceedings pending or, to the knowledge of Senetek, threatened against Senetek or the Intellectual Property relating to the Products; no claim, suit or action is pending to which Senetek is a party or, to Senetek's knowledge, threatened alleging that any Product is infringing or would infringe upon the Intellectual Property rights of others.

         6.3 The Body Shop represents, warrants and covenants to Senetek that the Packaging License includes all the Intellectual Property rights necessary for Senetek to produce the packaging and labeling required by this Agreement.

         6.4 The Body Shop represents, warrants and covenants that it does not operate stores in and will not sell the Product in the Prestige Market (Department Stores) or the Mass Market; The Body Shop reserves the right to market in Spa Markets.

         6.5 Senetek will undertake commercially reasonable steps to defend and enforce the patents included in Intellectual Property.

         6.6 The Body Shop will use commercially reasonable efforts to commence sales of the Products in its stores in the Territory on or before January 1, 2001 but in any event by March 31, 2001, provided that Senetek timely delivers Products ordered in accordance with the terms of this Agreement.

         6.6 Except as expressly set forth in this Agreement, neither party makes any representations, warranties or covenants to the other. ALL IMPLIED WARRANTIES INCLUDING ANY WARRANTY OF FITNESS FOR A PARTCULAR PURPOSE OR OF MERCHANTABILITY ARE HEREBY EXPRESSLY EXCLUDED.

                                   ARTICLE VII
                                   -----------
                           INDEMNIFICATION; INSURANCE
                           --------------------------

         7.1 The Body Shop shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and Affiliates from any Indemnifiable Damages arising out of or related to a breach of any representation, warranty or covenant made by The Body Shop herein, or the handling, possession, marketing, sale or other use of the Products (including the use of the Packaging License), except insofar as such claims are related to or arise from Senetek's negligence or breach of this Agreement.

         7.2 Senetek shall defend, indemnify, and hold harmless The Body Shop, its officers, agents, employees and affiliates from any Indemnifiable Damages arising out of or related to a breach or alleged breach of any representation, warranty, or covenant made by Senetek herein, or the manufacture or handling of the Products by Senetek, except insofar as such claims are related to or arise from The Body Shop's negligence or breach of this Agreement.

         7.3 In the event of any such claim or action by any third party, the party seeking indemnification hereunder (the "Indemnified Party") agrees: (i) to give the party required to indemnify the Indemnified Party (the "Indemnifying Party"), reasonably prompt notice of the claim or action; and (ii) to provide the Indemnifying Party with information, assistance and authority necessary, at the Indemnifying Party's expense, to enable the Indemnifying Party to defend such claim or action. After receipt of any such notice, the Indemnifying Party shall have the right to (x) take control of the defense and investigation of such lawsuit or action, (y) employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's sole cost and expense, and (z) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or denied); provided, however, no such consent will be required if such settlement provides solely for payment of monetary damages for which the Indemnified Party will be Indemnified in full. The Indemnified Party may participate in the investigation, trial and defense of any such third party action and any appeal arising therefrom at its sole cost and expense.

         7.4 In the event any Intellectual Property infringement claim for which Senetek is obligated to indemnify The Body Shop pursuant to Section 7.1 of this Agreement is made, Senetek may elect in its sole and absolute discretion to do any or none of the following:

         (a) procure such license as is necessary for The Body Shop's past rights and future rights to continue to exercise all rights granted with respect to the Product(s) under this Agreement;

         (b) replace or modify the allegedly infringing item(s) to avoid the infringement, without materially impairing performance or compliance with the Product's specifications to The Body Shop's reasonable satisfaction, or

         (c) if neither the procuring of such a license nor the replacement or modification as above-described are economically practicable, accept return of all the Product(s) purchased.

         7.5 Each party's obligations under this Article VII shall survive the expiration of the Term indefinitely.

         7.6 Senetek shall maintain a product liability policy relating to any use of the Products at any time during the Term of this Agreement with coverage of not less than one (1) million dollars per occurrence, which policy shall name The Body Shop as an additional insured. Within thirty (30) calendar days after the date of this Agreement, Senetek shall furnish to The Body Shop certificates evidencing such insurance. The Body Shop shall maintain at its expense commercial general liability insurance in a principal amount of not less than the coverage generally maintained by companies of similar size in the industry. Within thirty (30) calendar days after the date of this Agreement, The Body Shop shall furnish to Senetek certificates evidencing such insurance. Senetek may elect not to ship any Product until such insurance is in place and certificates of coverage are provided, and may thereafter suspend shipment if it reasonably believes such insurance is not in place until The Body Shop provides Senetek reasonable assurance that such coverage is in place.

                                  ARTICLE VIII
                                  ------------
                            CONFIDENTIAL INFORMATION
                            ------------------------

         8.1 The Body Shop shall not (a) use Senetek Confidential Information except to perform its obligations under this Agreement, or (b) disclose Senetek Confidential Information to any person or entity (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to The Body Shop by the same obligations as to confidentiality) without the express written permission of Senetek, unless such disclosure is required by order of a court of competent jurisdiction.

         8.2 Senetek shall not (a) use The Body Shop Confidential Information except to perform its obligations under this Agreement, or (b) disclose The Body Shop Confidential Information to any person or entity (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Senetek by the same obligations as to confidentiality) without the express written permission of The Body Shop, unless such disclosure is required by order of a court of competent jurisdiction.

         8.3 The furnishing of confidential information by one party to the other shall not constitute any grant, option or license to the other under any patent or other rights now or hereafter held by the furnishing party.

         8.4 The provisions of this Article VIII shall survive termination of this Agreement and continue for a period of ten (10) years.

                                   Article IX
                                   ----------
                                    RECALLS
                                    -------

         9.1 In the event any Product(s) must be recalled from the channel of distribution by reason of failure to meet any requirements of law or otherwise, The Body Shop shall have the sole responsibility to effect the recall. Senetek shall use its reasonable best efforts to cooperate with The Body Shop in implementing any such recalls to the extent such cooperation is necessary to effect the recall.

         9.2 In the event the recall results from or is caused by an act or omission by The Body Shop, The Body Shop shall reimburse Senetek for any costs and/or expenses reasonably expended by Senetek as a consequence of the recall. Without limiting the general nature of the foregoing, The Body Shop shall bear the cost of (a) any Product involved in such recall, (b) any other raw materials used to produce recalled Products, and (c) the purchase price payable pursuant to Section 3.2 for any Products that are recalled and for any other finished Products that cannot be shipped due to the condition requiring the recall.

         9.3 In the event the recall results from or is caused by an act or omission of Senetek, Senetek shall reimburse The Body Shop for any costs and/or expenses reasonably expended by The Body Shop as a consequence of the recall. Without limiting the general nature of the foregoing, Senetek will provide replacement Products for recalled Products and for any Products that cannot be shipped due to the condition requiring the recall.

                                    ARTICLE X
                                    ---------
                                   TERMINATION
                                   -----------

         10.1 Each party shall have the right, but not the obligation to terminate this Agreement at any time upon written notice to the other in the event (i) the other party fails to perform any material obligation and such failure continues for a period of thirty (30) days after notice thereof with respect to a payment failure or, with respect to any other failure, such failure continues for a period of sixty (60) days after notice thereof, or (ii) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party makes or executes any assignment for the benefit of creditors. In the event of any termination other than solely as a result of the material default of Senetek in the performance of its obligations under this Agreement, The Body Shop agrees to purchase from Senetek at Senetek's fully allocated cost all materials including but not limited to packaging, chemicals and raw materials, that have been ordered with respect to a Purchase Order or to meet purchases predicted in the projections required under this Agreement for the period beginning on the termination date and ending three months after the termination date.

         10.2 The Body Shop shall have the right, but not the obligation to terminate this Agreement at anytime upon written notice to Senetek in the event:

                  a) Safety and Efficacy Data Validation generated by Senetek during the past 10 years based on Animal Testing (data used must not be based on Animal Testing).

                  b) If the UC Irvine data does not support the claim that Kinetin containing formulations ameliorate roughness, mottled hyperpigmentation and reduction of TEWL.

                  c) If the in-vitro cellculture data generated by the University of Aarhus does support the delay or prevention of cellular changes invitro in natural aging as based on the Rattan publication found in Biochem. and Biophys. Res Common 1994; 201: 665-72.


                                   ARTICLE XI
                                   ----------
                                  MISCELLANEOUS
                                  -------------
         11.1 The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the internal laws (without application of conflict of laws principles thereof) of the State of California.

         11.2 Except as otherwise provided herein, neither party may assign this Agreement without the prior written consent of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of, The Body Shop and Senetek and their respective successors and permitted assigns.

         11.3 This Agreement constitutes the full understanding of the parties and is a complete and exclusive statement of the terms of their agreement. All prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof, are hereby superseded and merged into this Agreement.

         11.4 This Agreement shall not be modified, rescinded or waived except in writing signed by the party to be bound thereby.

         11.5 Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person or by courier service of established reputation to the President of the subject party at the address for such subject party specified in the Preamble hereto or to such other address as may be specified from time to time in a written notice to the other party.

         11.6 Article headings are provided for convenience of the parties only and shall not be construed as a part of this Agreement or a limitation on the scope of the particular sections and articles to which they refer.

         11.7 If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected hereby.

         11.8 This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

         11.9 EXCEPT FOR CLAIMS THAT INCLUDE CONSEQUENTIAL DAMAGES PAID TO PERSONS THAT ARE NOT AFFILIATES OF AN INDEMNIFIED PARTY AND FOR CLAIMS ARISING FROM THE SALE OF PRODUCT BY THE BODY SHOP IN VIOLATION OF THE LICENSE GRANTED BY THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, INJURY TO REPUTATION OR SIMILAR CLAIMS. UNDER NO CIRCUMSTANCES SHALL SENETEK OR ITS AFFILIATES HAVE ANY LIABILITY ARISING FROM OR UNDER ANY PROVISION OF THIS AGREEMENT IN EXCESS OF THE HIGHEST AGGREGATE AMOUNT PAID FOR PRODUCTS OVER THE COURSE OF ANY SINGLE CONTRACT YEAR.

         11.10 It is not the intent of the parties hereto to form any partnership or joint venture. Each party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   SENETEK PLC

                                   By:      /s/ Frank J. Massino
                                            -----------------------------------
                                   Name:    Frank J. Massino
                                            -----------------------------------
                                   Title:   Chief Executive Officer
                                            -----------------------------------

                                   BUTH-NA-BODHAIGE, INC. D/B/A THE BODY SHOP


                                   By:      /s/ Carla Gervasio/Peter Saunders
                                            -----------------------------------
                                   Name:    Carla Gervasio/Peter Saunders
                                            -----------------------------------
                                   Title:   Vice President/Chief Executive
                                            -----------------------------------

                                    EXHIBIT A

                    "*Filed Separately with the Commission*"

                                    EXHIBIT B

                             FORM OF PURCHASE ORDER

                                  Copy Attached

                                    EXHIBIT C

                                    PACKAGING

                          (Under Development-To Follow)

                                    Exhibit D

          The Body Shop Supplier Guidelines Manual - Attached Hard Copy